Exhibit 99.1

Investor Contact:

The Investor Relations Group

Erika Moran/Dian Griesel, Ph.D.

Media Contact: Janet Vasquez

Phone: 212-825-3210

Unigene Reports Financial Results for Fourth Quarter

And Year-End 2009

BOONTON, N.J. – March 16, 2010 – Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) has reported its financial results for the quarter and year ended December 31, 2009.

Revenue for the three months ended December 31, 2009 was $2,572,000, compared to $4,854,000 for the three months ended December 31, 2008, and $12,792,000 for the year ended December 31, 2009, compared to $19,229,000 for the year ended December 31, 2008. Revenue for all periods primarily consisted of Fortical sales and royalties, which were $10,932,000 for the year ended December 31, 2009, and $16,578,000 for the year ended December 31, 2008. Fortical royalties were $4,991,000 for the year ended December 31, 2009, compared to $6,520,000 for the year ended December 31, 2008. Fortical sales were $5,941,000 for the year ended December 31, 2009 compared to $10,058,000 for the year ended December 31, 2008. Fortical sales fluctuate each quarter based upon Upsher-Smith’s ordering schedule. Fortical royalties fluctuate each quarter based upon the timing, pricing and volume of Upsher-Smith’s shipments to its customers. Fortical sales and royalties have declined since the launch of competitive products in December 2008.

Net loss for the three months ended December 31, 2009 was $810,000, or $.01 per share, compared to a net loss of $2,337,000, or $.03 per share, for the three months ended December 31, 2008.

Net loss for the year ended December 31, 2009 was $13,380,000, or $.15 per share, compared to a net loss of $6,078,000, or $.07 per share, for the year ended December 31, 2008.

Total operating expenses were $5,751,000 for the three months ended December 31, 2009, a decrease of $1,303,000 from $7,054,000 for the three months ended December 31, 2008.

Total operating expenses were $25,171,000 for the year ended December 31, 2009 (which included approximately $3,300,000 in oral calcitonin expenses), an increase of $992,000 from $24,179,000 for the year ended December 31, 2008 (which included approximately $1,900,000 in oral calcitonin expenses).

Other income (expense) includes the net gain recognized in 2009 for the signing of the license agreement with Tarsa Therapeutics in the amount of $5,686,000. We also recognized a loss from investment in Tarsa in the amount of $2,119,000, which was our proportionate share of Tarsa’s 2009 loss up to the amount of our investment in Tarsa.

Interest expense was $4,862,000 for the year ended December 31, 2009 an increase of $2,760,000 from $2,102,000 for the year ended December 31, 2008, primarily due to our notes issued to Victory Park.

Cash at December 31, 2009 was $4,894,000, a decrease of approximately $3,689,000 from December 31, 2008. Accounts receivable at December 31, 2009 were $2,221,000 a decrease of approximately $2,414,000 from December 31, 2008.

Although expenses have been reduced due to the elimination of our expenditures for the oral calcitonin program, as well as reductions from our recent restructuring, we will need additional sources of cash in order to maintain our future operations. At our current rate of spending, we will need additional cash in the second quarter of 2010.

Following are recent highlights and developments that will be discussed during Wednesday’s earnings call:

Tarsa

•

In October 2009, we licensed our Phase III oral calcitonin program to Tarsa, a new company formed by a syndicate of three venture capital funds specializing in the life sciences: MVM Life Science Partners, Quaker BioVentures and Novo A/S. Simultaneously, Tarsa announced the closing of a $24 million Series A financing from the investor syndicate. Tarsa obtained the worldwide (other than China) rights to market and sell the oral calcitonin product.

As part of the agreement, Unigene owns approximately 26% of Tarsa (9,215,000 shares) and is eligible to receive milestone and royalty payments. Tarsa will be solely responsible for all future costs related to the global oral calcitonin program. Tarsa paid Unigene approximately $8,993,000 in association with its oral calcitonin Phase III expenditures to that date.

Based on the analysis performed, we determined that our oral calcitonin program was an integrated set of activities and assets that met the definition of a “business” under applicable accounting guidance. We therefore calculated a net gain of $5,686,000 upon the signing of the Tarsa license based upon the receipt of $8,993,000 and the Tarsa common stock valued at $2,119,000, offset by our fourth quarter oral calcitonin expenses of $4,853,000 as well as the shares issued to Victory Park valued at $573,000.

Fortical

•

Data from IMS indicates that as of December 2009, Fortical® had a 43% share of U.S. nasal calcitonin prescriptions, down from the 48% August market share. We believe that the decrease in market share is attributable to the launches, beginning in December 2008, of three products which are generic to the innovator product, but not to Fortical. We do not yet know the long-term effect on Fortical sales and royalties of the launch of these competing products. However, certain providers have substituted these products for Fortical, causing Fortical sales and royalties to decrease. Despite the availability of these competing products, Fortical still remains the most frequently prescribed nasal calcitonin product in the U.S.

•

In September 2009, we reported that the United States District Court for the Southern District of New York, confirmed the validity of Unigene’s patent on Fortical®, and that Apotex had appealed that Order. In October 2009, the District Court vacated its Order subject to reinstatement and asked the parties to identify any claims that remain in the case. As a result, Apotex’s appeal was deactivated. The District Court has not ruled on whether any additional issues remain to be resolved, but a preliminary injunction remains in place precluding Apotex from infringing Unigene’s patent on Fortical®.

Research & Development

•

In December 2009, we announced that we selected a lead peptide compound, designated UGP281, from our obesity research program for development. In comparative animal studies at the same dose, UGP281 was at least 3-fold more effective in reducing food consumption than certain other peptide compounds that are currently in later-stage clinical development by third parties for accelerated weight loss. In addition, there were no overt signs of toxicity. The pronounced reductions in feeding behavior, as well as the weight of the animals after daily administration of this peptide, persisted over several weeks of dosing.

•

In December 2009, we announced that an independent Data Monitoring Committee recommended that Novartis and its partner Nordic Bioscience proceed as planned with their ongoing oral calcitonin Phase III studies for osteoporosis and osteoarthritis. This recommendation was based on the committee’s recently completed “futility” analysis of the data obtained from all patients enrolled for at least twelve months in these studies. That analysis included an assessment of both safety and efficacy parameters. It was the committee’s opinion that there are no major or unexpected safety concerns and it unanimously recommended to proceed with the studies to evaluate the efficacy and safety profile of oral calcitonin as planned. Unigene is entitled to receive milestone and royalty payments upon the commercialization of Novartis’ oral calcitonin product.

Restructuring

•

In December 2009, we announced a restructuring plan that included a reduction in workforce and expenses to improve operational efficiencies and to better match resources with market demand and the Company’s strategic objectives. Under the comprehensive plan, we will continue Fortical® production and will maintain all of our core programs and partnered activities while decreasing operating expenses by approximately $9 million for 2010. Since Unigene currently maintains an adequate multi-year inventory of calcitonin and enzyme to support Fortical® we have suspended temporarily manufacturing of those materials at our Boonton facility. Despite the restructuring, we are still operating at a loss and, at our current rate of spending, we will need additional cash in the second quarter of 2010.

Unigene will host a conference call tomorrow morning, Wednesday, March 17th at 9:00 AM EDT, to discuss its 2009 year-end financial results and to provide a Company update. The Company invites all those interested in hearing management’s discussion to join the call by dialing 877-407-0782 for participants in the United States and 201-689-8567 for international participants.

UNIGENE LABORATORIES, INC.

BALANCE SHEETS

DECEMBER 31, 2009 and 2008

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$4,894,210	$8,583,226
Accounts receivable	2,221,098	4,635,036
Inventory, net	1,933,012	3,180,019
Prepaid interest	—	525,000
Prepaid expenses and other current assets	182,817	1,994,077

Total current assets	9,231,137	18,917,358

Noncurrent inventory	4,989,668	1,649,690
Property, plant and equipment, net	3,679,561	4,023,434
Patents and other intangibles, net	2,467,111	2,064,182
Investment in China joint venture	3,060,151	1,447,418
Investment in Tarsa	—	—
Deferred financing costs, net	279,892	385,787
Other assets	247,421	153,110

Total assets	$23,954,941	$28,640,979

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,144,396	$708,134
Accrued expenses	2,106,719	2,038,902
Current portion – deferred licensing fees	1,326,606	1,256,756
Notes payable – Levys	2,360,628	—
Accrued interest	1,533,360	—
Due to China joint venture partner, net of discount of $64,571	2,010,429	—

Total current liabilities	10,482,138	4,003,792

Notes payable – Levys, excluding current portion	13,376,889	15,737,517
Note payable – Victory Park –net of discount of $1,357,003 in 2009 and $1,536,561 in 2008	18,180,203	13,463,439
Accrued interest – Levys, excluding current portion	2,189,242	2,094,973
Accrued expenses, excluding current portion	277,908	370,544
Deferred licensing fees, excluding current portion	9,452,809	10,726,069
Deferred compensation	437,413	371,146
Due to China joint venture partner, net of discount of $129,043	—	845,957

Total liabilities	54,396,602	47,613,437

Commitments and contingencies
Stockholders’ deficit:
Common Stock – par value $.01 per share, authorized 135,000,000 shares; issued and outstanding: 91,730,117 shares in 2009 and 90,195,520 shares in 2008	917,301	901,955
Additional paid-in capital	111,352,807	109,457,677
Accumulated deficit	(142,711,769)	(129,332,090)

Total stockholders’ deficit	(30,441,661)	(18,972,458)

Total liabilities and stockholders’ deficit	$23,954,941	$28,640,979

UNIGENE LABORATORIES, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Revenue:

Product sales	$5,941,254	$10,057,938	$12,758,640
Royalties	4,991,266	6,519,942	5,572,349
Licensing revenue	1,253,260	1,256,760	1,173,429
Development fees and other revenues	606,058	1,394,793	918,411

	12,791,838	19,229,433	20,422,829

Operating expenses:
Cost of goods sold	2,171,231	5,621,732	7,222,534
Research, development and facility expenses	14,062,438	10,445,001	8,484,582
General and administrative	8,937,683	7,889,260	7,811,966
Inventory reserve	—	223,413	—

	25,171,352	24,179,406	23,519,082

Operating loss	(12,379,514)	(4,949,973)	(3,096,253)

Other income (expense):
Gain on technology license to Tarsa – net	5,685,530	—	—
Interest and other income	133,581	120,654	305,015
Interest expense	(4,862,319)	(2,102,354)	(1,377,929)
Loss from investment in Tarsa and China joint venture	(2,288,775)	(138,513)	(3,105)
Gain on technology transfer to joint venture	264,703	66,176	—

Loss before income taxes	(13,446,794)	(7,004,010)	(4,172,272)
Income tax benefit – principally from sale of New Jersey tax benefits in 2008 and 2007	67,115	925,588	723,932

Net loss	$(13,379,679)	$(6,078,422)	$(3,448,340)

Loss per share – basic and diluted:
Net loss per share	$(0.15)	$(0.07)	$(0.04)

Weighted average number of shares outstanding – basic and diluted	90,662,089	88,751,289	87,742,329

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline, worldwide rights for its calcitonin manufacturing technology to Novartis and worldwide rights (except for China) for its oral calcitonin program to Tarsa Therapeutics, Inc. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin and PTH analogs. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 265-1100 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.